Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 20, 2011	Brendan J. McGill
Executive Vice President, COO/CFO
215-256-8828
Harleysville Savings Financial Corporation Announces Declaration
of Regular Cash Dividend and Second Quarter Earnings for Fiscal Year 2011
Harleysville, PA., April 20, 2011 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock. This is the 95th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on May 25, 2011 to stockholders of record on May 11, 2011.
Net income for the second quarter was $1,094,000 or $.29 per diluted share compared to $1,160,000 or $.32 per diluted share for the same quarter last year.
Net income for the six months ended March 31, 2011 amounted to $2,310,000 or $.62 per diluted share compared to $2,374,000 or $.65 per diluted share for the same six-month period a year ago.
Commenting on the quarter-end operating results, President and Chief Executive Officer Ron Geib stated,” We are pleased that we experienced another solid quarter in what continues to be a difficult economic environment. We look forward to our continued reduction in our interest expense due to the Federal Home Loan Bank advances maturing over the next several quarters. At the same time, we continue to realize the benefits of growing our local account relationships and appreciate the confidence and trust that our customers have in doing business with us.”

The Company’s assets totaled $856.5 million compared to $843.1 million a year ago. Stockholders’ tangible book value increased 4.4% to $14.74 per share from $14.12 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of March 31, 2011
(Dollars in thousands except per share data)
(Unaudited)

	Year-To-Date
	Six Months Ended:		Three Months Ended:
	Mar 31,	Mar 31,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Selected Consolidated Earnings Data	2011	2010	2011	2010	2010	2010	2010
Total interest income	$18,722	$20,200	$9,291	$9,430	$9,867	$9,951	$9,944
Total interest expense	9,739	11,294	4,764	4,975	5,163	5,290	5,425

Net Interest Income	8,983	8,906	4,527	4,455	4,704	4,661	4,519
Provision for loan losses	325	300	175	150	150	150	150

Net Interest Income after Provision for Loan Losses	8,658	8,606	4,352	4,305	4,554	4,511	4,369

Other income	933	960	432	501	519	508	458
FDIC insurance premiums	490	453	263	226	224	229	226
Total other expenses	6,012	5,847	3,077	2,935	2,973	2,976	3,004

Income before income taxes	3,089	3,266	1,444	1,645	1,876	1,814	1,597
Income tax expense	779	892	350	429	556	500	437

Net Income	$2,310	$2,374	$1,094	$1,216	$1,320	$1,314	$1,160

Per Common Share Data
Basic earnings	$0.62	$0.65	$0.29	$0.33	$0.36	$0.36	$0.32
Diluted earnings	$0.62	$0.65	$0.29	$0.33	$0.35	$0.36	$0.32
Dividends	$0.38	$0.38	$0.19	$0.19	$0.19	$0.19	$0.19
Tangible book value	$14.74	$14.12	$14.74	$14.63	$14.47	$14.30	$14.12
Shares outstanding	3,731,574	3,660,892	3,731,574	3,704,940	3,687,409	3,670,083	3,660,892
Average shares outstanding — basic	3,708,140	3,643,583	3,723,236	3,693,373	3,678,492	3,665,786	3,654,047
Average shares outstanding — diluted	3,741,864	3,658,087	3,758,260	3,731,203	3,722,324	3,698,977	3,670,280

	Year-To-Date
	Six Months Ended:		Three Months Ended:
	Mar 31,	Mar 31,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Other Selected Consolidated Data	2011	2010	2011	2010	2010	2010	2010
Return on average assets	0.54%	0.57%	0.51%	0.57%	0.61%	0.61%	0.55%
Return on average equity	8.55%	9.37%	8.03%	9.08%	10.01%	10.12%	9.08%
Net interest income rate spread	2.00%	2.01%	2.01%	1.98%	2.07%	2.07%	2.05%
Net yield on interest earning assets	2.16%	2.19%	2.17%	2.14%	2.24%	2.24%	2.22%
Operating expenses to average assets	1.52%	1.50%	1.56%	1.48%	1.48%	1.50%	1.54%
Efficiency ratio	65.57%	63.84%	67.36%	63.78%	61.22%	62.00%	64.89%
Ratio of non-performing loans to total assets at end of period	0.42%	0.23%	0.42%	0.39%	0.30%	0.28%	0.23%
Loan loss reserve to total loans, net	0.55%	0.45%	0.55%	0.51%	0.48%	0.47%	0.45%
Stockholders’ equity to assets	6.42%	6.13%	6.42%	6.33%	6.22%	6.05%	6.13%

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Selected Consolidated Financial Data	2011	2010	2010	2010	2010
Total assets	$856,478	$856,681	$857,140	$867,109	$843,074
Consumer Loans receivable — net	415,534	418,736	429,462	439,419	436,270
Commercial Loans	85,646	86,051	80,631	76,389	75,224
Loan loss reserve	2,795	2,639	2,504	2,437	2,330
Cash & investment securities	161,878	176,274	166,063	157,904	134,884
Mortgage-backed securities	144,686	127,188	131,628	144,211	145,358
FHLB stock	14,526	15,291	16,096	16,096	16,096
Checking accounts	81,698	80,426	70,912	74,029	68,181
Savings accounts	138,228	134,671	139,818	136,114	114,875
Certificate of deposit accounts	311,346	316,550	317,370	312,627	308,519
Total Deposits	531,272	531,647	528,100	522,770	491,575
Advances	263,632	265,347	272,047	283,730	290,398
Total stockholders’ equity	55,009	54,205	53,351	52,488	51,680